                                                                  Exhibit 77D(a)
            Morgan Stanley Variable Investment Series Limited Duration Portfolio

The Portfolio may purchase listed and OTC call and put options in amounts equaling up to 10% of its net assets.

The Portfolio may invest in options on stock indexes.